UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):  July 1, 2008
PROXYMED, INC.
(Exact name of registrant as specified in its charter)

Florida	000-22052	65-0202059
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
1854 Shackleford Court, Suite 200,
Norcross, Georgia 30093-2924
(Address of principal executive offices)
(770) 806-9918
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
     On July 1, 2008, ProxyMed, Inc. d/b/a MedAvant Healthcare Solutions, a Florida corporation (the “Company”), completed the sale of its laboratory communications services business (the “Lab Business”) to a subsidiary of ETSec, Inc., a Delaware corporation (“ETSec”), for approximately $2.5 million in cash. The sale was made pursuant to an Asset Purchase Agreement (the “Agreement”) between the Company, ETSec and ETLabs, Inc., a Delaware corporation and a subsidiary of ETSec. The Agreement was previously filed as an exhibit to the Company’s Current Report on Form 8-K that was filed with the Securities and Exchange Commission on May 29, 2008.
     The transaction was structured as a sale of all of the assets of the Lab Business, other than certain excluded assets, including, without limitation, the right to use of the names “MedAvant” and “ProxyMed” in connection with the Lab Business. However, ETSec will be permitted to use the name “MedAvant Lab Solutions” in connection with the Lab Business for a limited period of ninety (90) days following the date of sale of the Lab Business pursuant to a transition services agreement entered into by the Company and ETSec.
Item 8.01 Other Events.
     On July 2, 2008, the Company issued a press release announcing that it had completed the sale of the Lab Business to ETSec. The full text of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by this reference.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits

Exhibit No.	Description
99.1	Press Release of MedAvant dated July 2, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProxyMed, Inc.
Date: July 2, 2008	/s/ Peter E. Fleming, III
Peter E. Fleming, III
Chief Executive Officer